Exhibit 99.1

Zhone Technologies Reports First Quarter 2008 Financial Results

OAKLAND, Calif.--(BUSINESS WIRE)--Zhone Technologies, Inc. (NASDAQ:ZHNE), a global leader in multi-service access equipment for VoIP, IPTV, and Ethernet over copper and fiber access lines, today reported its financial results for the first quarter ended March 31, 2008.

Revenue for the first quarter of 2008 was $43.0 million compared with $46.6 million for the fourth quarter of 2007 and $43.1 million for the first quarter of 2007. Net loss for the first quarter of 2008, calculated in accordance with generally accepted accounting principles (“GAAP”), was $0.9 million or $0.01 per share compared with a net loss of $1.2 million or $0.01 per share for the fourth quarter of 2007, and a net loss of $4.8 million or $0.03 per share for the first quarter of 2007. Pro forma earnings before stock-based compensation, interest, taxes, depreciation and amortization, and gain on sale of intangible assets (“EBITDA”) was a $2.8 million loss for the first quarter of 2008, compared to a breakeven pro forma EBITDA for the fourth quarter of 2007, and pro forma EBITDA loss of $2.9 million for the first quarter of 2007.

“Strong revenue growth from the Middle East and Central and Latin America regions helped us exceed prior financial guidance. Revenue grew 9% over the prior quarter excluding revenue associated with divested product lines,” said Mory Ejabat, chairman and chief executive officer of Zhone Technologies, Inc. “The divestiture of legacy products has helped streamline our focus and contributed to the accelerating growth of our next generation technologies.”

Zhone will hold a conference call and audio webcast today, April 22, 2008, at approximately 2:00 p.m. PT / 5:00 p.m. ET to review its first quarter 2008 results. This call is open to the public by dialing +1 (800) 299-6183 for U.S. callers and +1 (617) 801-9713 for international callers and then entering passcode 31069953. The audio webcast will be simultaneously available on the Investor Relations section of Zhone's website at http://www.zhone.com/investors/.

A replay of the conference call will be available for approximately one week following the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 70689802. An audio webcast replay will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

Non-GAAP Financial Measures

To supplement Zhone’s consolidated financial statements presented in accordance with GAAP, Zhone uses pro forma EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone’s past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company’s operational performance, including the company’s ability to provide cash flows to invest in research and development, and to fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

About Zhone Technologies, Inc. — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ:ZHNE) is a provider of advanced access network equipment to more than 600 operators worldwide. The company offers the industry’s broadest portfolio of fully-integrated access solutions, enabling the full range of multi-play services, including residential and business broadband, VoIP, IPTV, and Ethernet. Zhone’s converged multi-service access platforms improve network agility and reduce costs, allowing operators to rapidly deploy premium services on their existing copper and fiber infrastructure while providing a seamless migration path to an efficient, all-IP network. www.zhone.com

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice. Copyright © 2008 Zhone Technologies, Inc. All rights reserved.

ZHONE TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Net revenue	$43,033	$46,613	$43,146
Cost of revenue	29,177	30,493	27,487
Stock-based compensation	50	28	120
Gross profit	13,806	16,092	15,539
Operating expenses:
Research and product development(1)	7,144	7,382	8,656
Sales and marketing(1)	7,742	8,051	8,627
General and administrative(1)	3,012	1,643	2,825
Gain on sale of intangible assets	(3,204)	-	-
Total operating expenses	14,694	17,076	20,108
Operating loss	(888)	(984)	(4,569)
Other expense, net	(20)	(142)	(179)
Loss before income taxes	(908)	(1,126)	(4,748)
Income tax provision	33	106	38
Net loss	$(941)	$(1,232)	$(4,786)
Basic and diluted net loss per share	($0.01)	($0.01)	($0.03)
Weighted average shares outstanding used to compute basic and diluted net loss per share	150,072	149,907	149,338

(1) Amounts include stock-based compensation costs as follows:
Research and product development	145	92	262
Sales and marketing	138	91	211
General and administrative	303	193	389
	586	376	862

GAAP net loss	$(941)	$(1,232)	$(4,786)
Stock-based compensation	636	404	982
Interest expense, net	136	118	167
Income taxes	33	106	38
Depreciation and amortization	556	616	656
Gain on sale of intangible assets	(3,204)	-	-
Non-GAAP pro forma EBITDA	$(2,784)	$12	$(2,943)

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash, cash equivalents and short-term investments	$57,293	$50,165
Accounts receivable	32,106	33,258
Inventories	37,116	44,698
Prepaid expenses and other current assets	2,625	3,804
Total current assets	129,140	131,925
Property and equipment, net	20,544	20,818
Goodwill	70,401	70,401
Restricted cash	121	186
Other assets	69	76
Total assets	$220,275	$223,406
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,735	$21,276
Line of credit	15,000	15,000
Current portion of long-term debt	302	265
Accrued and other liabilities	17,702	17,888
Total current liabilities	51,739	54,429
Long-term debt, less current portion	19,030	19,140
Other long-term liabilities	324	290
Total liabilities	71,093	73,859
Stockholders’ equity:
Common stock	150	150
Additional paid-in capital	1,062,607	1,061,849
Other stockholders’ equity	428	610
Accumulated deficit	(914,003)	(913,062)
Total stockholders’ equity	149,182	149,547
Total liabilities and stockholders' equity	$220,275	$223,406

CONTACT:
Zhone Investor Relations
Susie Choy, +1 510-777-7013
Fax: +1 510-777-7001
investor-relations@zhone.com
or
Zhone Public Relations
Tracy Oliver, +1 510-665-7984
Fax: +1 925-640-0989
tracy@skycastlemedia.com